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                                                                    EXHIBIT 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

         We consent to the incorporation by reference in the previously filed Registration Statements on Form S-8 (Registration Nos. 333-41532 and 333-66380) pertaining to the 2000 Equity Incentive Plan, the 2000 Non-Employee Directors' Stock Option Plan and the Coelacanth Corporation 1999 Stock Option Plan and on Form S-3 (Registration Nos. 333-67294, 333-101549, 333-108855 and 333-111821)
and in the related prospectus of Lexicon Genetics Incorporated, of our report dated February 12, 2004, with respect to the consolidated financial statements of Lexicon Genetics Incorporated included in this Annual Report (Form 10-K) for the year ended December 31, 2003.


                                                     /s/ ERNST & YOUNG LLP
Houston, Texas
March 11, 2004